Exhibit 99.2

Building Materials Holding Corporation

First Quarter 2004 Earnings Transcript

April 27, 2004, 9:00 a.m. Pacific Time

Operator:                                              Good morning, Ladies and Gentlemen, and welcome to BMHC’s First Quarter 2004 Conference Call.    At this time, all participants are in a listen only mode.  Later, we will conduct a question and answer session and instructions will follow at that time.  If anyone requires assistance during the call, please press star then zero on your touchtone phone.  Any reproduction of this call in whole or in part is not permitted without prior written authorization of BMHC. And as a reminder, Ladies and Gentlemen, this conference is being recorded today, April 27th, 2004.

I would now like to introduce Ms. Leah Parrish of Financial Dynamics who will begin the call.  Please go ahead.

Leah Parrish:                           Thank you.  Good morning and thanks for joining us for BMHC’s conference call to discuss the companies first quarter 2004 financial results.  The company issued a release this morning reporting its results.  If you do not have a copy, the release can be found on BMHC’s website at www.bmhc.com, or feel free to call Courtney Lamindola (Phonetic) at Financial Dynamics at 425-439-4511 and a copy will be sent to you.

Before we begin, I’d like to make a brief regarding forward looking remarks that you may hear today on the call.  During the course of this conference call, the company will make projections or other forward looking remarks regarding results deemed to be achievable by management for 2004, or regarding future events or the future financial performance of the company.  We wish to caution you that such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements.  Such risks or uncertainties may include but are not limited to changes in costs of materials sold, changes in selling prices, competition within the building materials and construction services industry, changes in economic conditions and interest rates, integration of acquired businesses, increases in raw materials and labor cost, retention of key management personnel, consumer confidence, household and job formation (Phonetic), government regulation and general economic business and competitive factors.  We refer you to the documents the company files from time to time with the SEC including the company’s latest Form 10-K.  These documents contain important factors that could cause actual results to differ materially from those contained in the company’s projections or forward looking statements.

At this time, I’d like to turn the call over to Rob Mellor, Chairman, President, and CEO of BMHC.  Rob, go ahead.

Rob Mellor:                                 Thank you, Leah and good morning everyone and thank you for joining us.  I’m sorry we’re a little bit late.  We had a couple of technical glitches, but all those are resolved and we’re not on stream.

On today’s call, I’ll begin with a few brief comments and review of some of the highlights and industry trends during the quarter.  First, however, I’d like to introduce Bill Smartt (Phonetic) who as previously announced was appointed Senior Vice President and Chief Financial Officer at the beginning of April, and following my initial remarks, Bill will review our financial results for the quarter. Ellis Goebel, Senior Vice President of Business Development and Investor Relations has also joined us for today’s call.  After our formal remarks, all of us will be available to answer any questions you might have.

We generated strong results in the first quarter and we’re pleased with the continued growth of our top line as well as the positive improvement in our bottom line.  Home building trends in our markets remain strong.  To provide some of the latest statistics from the first quarter, March total housing starts and single housing starts for the U.S. demonstrated solid growth.  Both were up 14.8% year over year and 5.5% sequentially.  Building permits also continued an upward trend with total permits rising 15.3% and single family permits up 16.2% year over year.  Regionally, BMHC continues to operate in some of the top growth home building markets in the country.  Housing starts were strongest in March in the West and the South, each of which reported growth of 17% year over year.  Building permits in the South grew 17% and the West grew nine percent.

We’ve continued to focus on expanding the services we offer in our existing markets as well as improving our operational efficiencies.  Inflation of commodity wood product prices and acquisitions contributed to our year over year increase in sales; however, BMHC West operations generated strong comparable business unit sales, and BMC Construction turned in a solid performance.  Both BMC West and BMC Construction generated excellent results in the West particularly in light of the fact that these result were achieved in the first quarter of the year which is typically a seasonally slower period of business for the company.  Due largely to the improvement in our construction services operations in California, and improved results it the Southwest, we generated a significant increase in BMC Constructions operating margins for the quarter. We also saw an improvement in our Florida operations compared to the end of last year.

Customer service has always been a core value at BMHC, and has driven changes in our business.  Over the past several years as consolidation has continued in the residential construction industry and high volume production homebuilders have captured greater market share across the country, we have maintained our commitment to the needs of local and regional homebuilders while also transitioning and expanding the building materials and products we carry as well as the services we offer in order to increase our business with production homebuilders.  We have followed a disciplined approach to the expansion of our construction services business, and are realizing the benefits from the development of our business model.  We are confident that this strategy of focusing on construction services will enable us to continue to grow and enhance shareholder returns.

And now I’ll turn the call over to Bill for a review of our financial results.

Bill Smartt:                                       Thanks, Rob.  I would just like to note that I am pleased to have joined BMHC, and I look forward to speaking with all of you regularly about the companies continued growth as well as meeting with those following the company at our earliest opportunity.

As you know, we now report financial results by business segment. Our consolidated statements of income show revenues and related costs of good sold separately for Building Products and Construction Services due to the increased significance of service revenues compared to our total revenues.  We have also included a supplemental table with our earnings release which contains more detailed information regarding BMC West and BMC Construction in terms of sales and operating income.

First I’ll review our consolidated results and then I’ll go on to more detail on each of our two business segments.  Consolidated net sales for the first quarter of 2004 increased 50.8% to $416.8 million from $276.4 million in the first quarter of 2003.  BMHC gross margin for the first quarter was 19.7% compared to 21.5% in the same period of 2003.  Selling, general and administrative expenses decreased to 16.9% of sales compared to 21% of sales in the first quarter of 2003.  Net income for the first quarter was $4.2 million or $0.31 per share, a significant improvement from net income of $600,000 or $0.04 per share in the first quarter of 2003.

Now I’ll provide a break out by business segment.  Sales for BMC West for the first quarter of 2004 increased 32.7% to $276.1 million compared to $208 million in the first quarter of 2003.  Higher sales were the result of rising commodity wood product prices and an increase in comparable business unit sales.  First quarter operating income for BMC West increased 86.8% to $14.2 million from $7.6 million in the same quarter of 2003.  The increase reflects the business segments effectiveness in managing inventory and operating expenses.

Sales for BMC Construction in the first quarter of 2004 increased 106.1% to $141.4 million compared to $68.6 million in the first quarter of 2003.  The sales increase was largely due to an investment in a Florida construction company in January 2003 which was accounted for under the equity method until August of 2003 as well as an increase in comparable business unit sales.  Operating income for BMC Construction for the first quarter increased 168% to $6.7 million from $2.5 million in the same period of 2003.  This increase was mainly due to the strong turnaround in our operating performance in California as well as improved results in the Southwest.

Now, I’ll turn the call back over to Rob for a few closing remarks.

Rob:                                                                       Thanks, Bill.  Before we conclude our remarks, I’ll briefly review some of the trends which affect the home building industry.  Certainly the industry has experienced strong growth over the last several years. Low mortgage rates have played a significantly role in fueling home building activity.  However, additional economic and demographic trends have also helped drive residential construction growth and many of those trends remain positive.  The supply of new homes remains constrained in many markets, and yet there continues to be high demand for homes. We believe the large number of baby boomers and echo (Phonetic) boomers within the U.S. population as well as the growth trends in immigration indicate that long-term demand for homes will remain solid.

Employment trends have also historically been an indicator of housing demand and many of the regions in which we operate continue to show consistent employment growth.  The Southwest, Mid Atlantic and Florida all continue to show job growth. According to the February 2004 data released by the Bureau of Labor Statistics several of the largest year over year percentage gains in non-farm employment were reported in not surprisingly Las Vegas, up 4.4%, Phoenix 2.3%, Riverside/San Bernardino or what we call out here ‘the inland empire’ up 2.1%, Washington, D.C., Maryland and Virginia up two percent, and Orlando, Florida up 1.9%.

In addition to economic trends which remain solid in our markets, BMHC size and stability also position the company well to continue to grow and increase our market share.  Decision making in home building has frequently been conducted on a local or regional basis, and dependent upon the needs of the specific market.  However, with the continued consolidation in the homebuilding industry, and the increasing number of projects being developed by large, national builders, our customers are also conducting business at the corporate level. Today, BMHC is one of the largest contract construction services and building materials distribution companies in the country.  We are able to leverage our size, stability and unique focus on both custom and product homebuilders to strengthen our position and continue to grow our business.

We remain focused on increasing our market share in existing market, and expanding into new markets as well as maintaining the best use of our asset base and improving operating margins.  We look forward to reporting our continued efforts to you next quarter.

Now I’ll turn the call over to the Operator and Bill, Ellis and I can answer any questions which you might have.

Operator:                                              Thank you.  Ladies and Gentlemen, at this time, if you have a question, you will need to press star then the number one on your touch tone phone.  If your question has already been answered, you may remove yourself from the queue by pressing star then the number two key.  Also, if you are using a speaker phone, please pick up your handset before pressing the button.  We will take as many questions as time permits.  One moment for the first question.

Our first question comes from David Cohen with Value Line. Please go ahead.

David Cohen:                       Congratulations, Gentlemen.  It was excellent quarter.

Rob:                                                                       Thanks, David.

David:                                                             Oh, you’re welcome.  My first question is you mentioned expansion of Construction Services.  Could you just give an example of one or two that are planned for this year or were already initiated in the fourth quarter and also the region in which that may have occurred?

Rob:                                                                       Well, I think one, David, and certainly Ellis and Bill can jump in on any of these as well – I guess I’ll take us to Las Vegas where as you know we’ve obviously been involved in the framing business there since the KBI (Phonetic) transaction.  But we’ve now expanded into the concrete side of the business there pouring slabs, and we intend to pursue that and continue on down that path as just another service that we can provide our customer base out there, the production home builder.  And I think that’s one good example of the expansion we’ve done in that Construction Service’s area.  Ellis, you might have…

Ellis Goebel:                               I think that again we picked that up in Florida with the shell (Phonetic) construction – that’s the concrete, the pouring of the pad and also the driveway, etcetera.  And that was a good business for us in Florida and expansion of that into Las Vegas has been a very good producer for us in this first quarter which includes the concrete and as Rob said, production builders certainly like the service that we’re giving where that’s just continued and there’s no delay between the concrete and the framing.

David:                                                             Sure.

Rob:                                                                       You know, David, one other one just as short of a line extension if you will, and I think you’re probably familiar with this, but in Denver, as you know we’ve been in the millwork business there for along time, but we’re now in the millwork installed end of the business as well.  So not only do we have the normal millwork operations, but we’re now on the installation side there as well.  And also, of course in Colorado, we are in the framing business.

David:                                                             Right, okay.  The second question is have you made any adjustments or is there any adjustments that you can make in view of the rising lumber prices?  Because I remember a while ago in Florida I believe it was, it was caught between having contracts on hand at one price and rising lumber prices. So, I was just wondering if there are any adjustments that you can make or have made to reflect the current environment.

Rob:                                                                       You know that’s a good question, David.  We have to some degree tried to shorten the time that we have to go out and committing to some contracts.  In other words, as opposed to going out let’s say for a year commitment with no escalation in there, we’ve tried to cut back on the time or provide the appropriate escalation there with respect to rising commodity prices.  Also on the construction side, we have looked into hedging our position to some degree so that we can sort of assure ourselves of where we are where we’re forced into a longer term commitment.  And that’s something we’re working on at the present time.

David:                                                             Alright.  Thank you.  My last question is in light of the strong start in the first quarter, do you have any observations about how the second quarter might compare to the year ago period?

Rob:                                                                       Well, I think it’s fair to say that the business remains strong.  I mean, we’re looking at the same economic indicators I guess that you are.  I mean, consumer confidence – I was just listening to coming in this morning I think is up to about 93% - isn’t that right, Ellis?

Ellis:                                                                       Yes, 93% from 88% last month.

Rob:                                                                       I think rates – again, we all pretty much read the same thing, but I think rates will remain low and again if you’ve talked to many of the home builders and others involved in that side or the mortgage people, I think even if rates go up 100, maybe 200 basis points I think there’s still a great demand for housing out there, so I would expect all the business conditions seem to be pointing in the right direction and certainly looking out at least the next quarter or two quarters, business looks pretty good.

David:                                                             Great. Thanks a lot.

Operator:                                              Thank you.  Once again, if you would like to ask a question, please press star then the number one on your touchtone phone.

Your next question comes from Charlie Smith with Fort Pitt Capital.  Please go ahead.

Charlie Smith:                       I’d like to extend a welcome to Bill Smartt.

Bill:                                                                            Thank you.

Charlie:                                                        I’m wondering if you have long-term goals in terms of return on equity, and the reason I bring it up is I was looking at this quarter comparative to the first quarter of 2000 and there are a lot of similarities in terms of the net income, but since the first quarter of 2000, you guys have expanded your balance sheet by about 40%, expanded your equity by about 35%.  Your sales are up 78%, and of course given the change in the character of the business, you cost of goods sold is up even more than that, up about 90%.  But the bottom line, operating income is up only 10% after all that, and your annualized ROE is about a six percent rate versus about nine percent four years ago.  Your earnings per share are down 11% and would have been about $0.45 a share if they’d been running at the old rate of return on equity.  But I understand that your gross margin’s have changed as the character of the business has changed, but I need to find out if you have any way to get back to double digit ROE.

Bill:                                                                            Well, that’s certainly a goal, and as you say our return on equity this past quarter has been a little above six percent.  I think it’s going to be through the mix of our business and through the application of our focus on the Construction Service’s side that we’re going to see significantly improvement in the return on equity.  And having been here in my role as CFO for about a month now, it’s a little premature for me to give you a timeline on that, but rest assured double digits is the target that we’re going for.

Charlie:                                                        Okay.  I look forward to hearing more in the future.

Ellis:                                                                       I’d also like to add as you’re looking at the first quarter of 2000, which EPS wise is vary similar, there was a sale of a piece of real estate we had in Beaverton, Oregon that as I recall was abut $0.10 or $0.12 a share.  And so if you take an operating wise as we have done here, we’re significantly ahead.  And I’d have to go back and check on the returns if you take that $0.10 or $0.12 out.

Charlie:                                                        Okay.  I obviously failed to do that.  I think still holds that a six percent annualized ROE is just not a healthy number and needs to be higher.

Rob:                                                                       We agree, absolutely agree.  And I think Bill is right – it’s going to change with the mix of business. Obviously we’re pushing more and more on that construction and the services side, and that is a way that we’ll get that return higher.

Charlie:                                                        Would you expect that over time you’ll see less volatility in results as a result of the service oriented nature of your revenues?  I mean, in the past you were a little more hostage to wood prices and (UNINTELLIGIBLE).

Bill:                                                                            Yes, I think that’s right, Charlie.  It is housing, and while I’m a very, very strong believer in the housing market now and in the future, and I think some of that volatility certainly has gone out which you’ve seen with the home builders.  I think you’ve got it right where it’s just strictly commodities.  There is much more volatility than when you have the service side of the business that you’re pushing.

Rob:                                                                       You know, when you’re look at our service business right now, it’s really devoted to single family homes.  We’re not into multiple family homes, and as time goes by that may be an alternative for us to provide some more stability to the swings of the economy.  As single family homes down, often multi-family homes will go up and so we can maybe provide some balance going forward on our Construction Services by expanding that operation.

Charlie:                                                        Alright.  Thanks a lot.

Operator:                                              Thank you.  Your next question comes from Greg Eisen with Safeco Asset Management.

Greg Eisen:                                    Thanks.  Good morning guys.  Let me first ask about the impairment charge, the $1.273 million.  What was that related to?  I didn’t see that in the release.

Bill:                                                                            There were two pieces of property that was related to one in Lindon, Utah and one in Temple, Texas.  They were held for sale at a price that was less than their carrying value on the books and so we wrote them down to net realizable value.

Rob:                                                                       Yes, the Temple property we had acquired – gosh that goes way back to that Lowes (Phonetic) acquisition.  And that’s been on there for some time, and we just decided now’s the time to write that down.  I mean there’s a whole highway interchange issue and everything else (UNINTELLIGIBLE).

Greg:                                                                    Okay.  Have those properties been sold?

Ellis:                                                                       No they haven’t.  They are for sale and we had new appraisals updated and with the appraisals so we could get them moved.  With some consolidation we’ve done with other facilities which we continue to do, we did take the write down and they are being listed at those prices.

Greg:                                                                    Okay.  And do you think that will get done this year basically?

Ellis:                                                                       We anticipate they will.  From the appraisals we had done, we said that we did want to move out of those in 12 to 18 months.  And so the appraisals come back accordingly.

Greg:                                                                    I gotcha.  And so that was around $0.06 a share after taxes?

Ellis:                                                                       Yes, that would about right.

Greg:                                                                    Okay, so kind of on an apples to apples basis, $0.31, you could really say it’s really $0.37 from operations is how I look at it.  Moving on to another question – the SG&A expenses, they were up pretty strongly, 22% year over year.  Were there any specific items in there that bear calling out as to what drove the growth of SG&A?

Bill:                                                                            It was principally related to volume in terms of SG&A.  We got a lot more activity running through our business certainly with our increased sales of over 50%, there’s a lot more support costs that are required to drive that.

Greg:                                                                    Okay.  Well, then put it another way – if you look at sales up 50%, how much of that sales increase percentage wise was a function of pure cost inflation, pure dollar inflation, of commodity products versus true organic growth?

Bill:                                                                            That’s a little bit difficult number for us to get a handle around because of the mix of products that we sell.  I would be inclined to say that we’re probably looking at 35% in terms of the inflationary impact of the increased prices in the total mix.

Greg:                                                                    Okay.  So 35% of the 51% is a ballpark number.

Bill:                                                                            That’s a ballpark, yes.

Greg:                                                                    And not to hold you to that to the second decimal place or anything.

Rob:                                                                       Yes, it’s pretty hard to break that completely out.

Ellis:                                                                       And a lot of that SG&A, the earnings are up and accordingly when earnings are up without anymore bodies being in place, the bonuses are up; it’s all income related or a big share of it is income related.

Bill:                                                                            Yes, you’ve got bonus, commissions, compensation plan.

Ellis:                                                                       Yes, so that’s what the biggest share of that increase would be.

Greg:                                                                    Okay.  And I think you said at the beginning of the call regarding the Construction Services business that things have picked up and are operating much more efficiently in the Northern California framing operation.  Could you elaborate on that?  What’s going right now that wasn’t going right before?  What are you guys doing right, I guess?

Rob:                                                                       Well, I think a couple of things.  One I think at the time of the acquisition they were doing things right, and they were – KBI Norcal (Phonetic) was in the framing business. What they were not involved with at that point in time was running a lumber operation and also building their own trusses; in other words having an integrated operation.  So it’s taken us I’d say nine months to a year to build the infrastructure into that business, build a lumber business operation in there, and also build a truss capability for KBI Norcal and that’s taken us about a year to do that. And the framing side of that business, if you will, the construction side I think has been good from day one.  It’s been a transition period to get them into the lumber and truss building fleeted (Phonetic) operation much as KBI was.  When we made the KBI acquisition, that was an integrated framing business; in other words they had their own lumber operation and truss and panel manufacturing capability.  KBI Norcal didn’t have the latter two and they now do and I think we’re seeing the results of that.  So it’s doing very well.

Greg:                                                                    Okay. So then that’s a problem that was actually fixed and it should stay right going forward.

Rob:                                                                       Yes, and I would say in their defense – ours if you will – I don’t know that it was a problem.  I mean it was an integration issue that we had to build that operation into the same type of model that we had with KBI and it took us a year to get that integration completed.

Greg:                                                                    Okay.  And then finally… (CONVERSATIONS OVERLAPPING)

Rob:                                                                       It’s a very good operation.

Greg:                                                                    Good, good.  Finally, on the balance sheet, inventory is up I guess 27% since December.  Is that strictly a function of pricing because of what pricing…?

Bill:                                                                            Yes, it is.

Greg:                                                                    I kind of figured as much, but thought I’d ask.  Could you describe what you’re doing if anything to hedge your risk on the change in lumber prices going forward?  How does that work for you?  What are the mechanics of gaining this?

Ellis:                                                                       A lot of that inventory is we bought at the right time which also held our margins in a lot in the distribution business and increased it slightly in the construction business, so we did lay quite a bit of wood on the ground even though it was higher priced, there was a lot of it sitting there that is sold.  And we do not at this point in time have any exposure to a sudden drop in prices because that will be moved out in 30 days and it is sold.  We are doing a great job of managing our inventory.  We’ve always done that but in these higher priced markets, we got together with our strategy and said how do we carry through this and that doesn’t mean that we’ve got some big exposure out there.  It just means that we buy it, put it on the ground and ship it out.  And as a result, our margins have improved.

Greg:                                                                    Hm-mm.

Rob:                                                                       Yes, and I think as Ellis said certainly on the distribution side, obviously you’ve got to buy it right.  It’s not just the number of turns but on the distribution side we do get a lot of turns there and so that’s one way of protecting ourselves if you will.  On the construction side as I think we mentioned earlier to David we are exploring looking at perhaps where we’ve got to out a lot further to some kind of a hedging program on that which we’ve not settled upon yet so that we lock in those profits.

Greg:                                                                    Yes.  I understand that.  Okay.  I’ll leave it at that.  Thanks.

Rob:                                                                       Thanks a lot.

Operator:                                              Thank you.  Once again, if you would like to ask a question, please press star then the number one on your touch tone phone.

That concludes our question and answer session today.  Mr. Mellor and Mr. Goebel, please continue with any closing comments.

Rob:                                                                       Well, thank you everyone for attending this morning.  I’m sorry for our little five to ten minute delay there, but I appreciate all of your interest and support, and as Bill said earlier I think, we look forward to communicating with you as the year progresses on here and I appreciate your attendance this morning.  Good day.

Operator:                                              Ladies and Gentlemen, that concludes our conference call for today.  You may all disconnect and thank you for participating.

** End of Call **